EXHIBIT 99.1

        Press Release issued by IEC Electronics Corp. dated July 21, 2003


     IEC Announces  Continued  Improvement in its Operating  Results and Balance
                      Sheet for the Third Quarter of 2003



     Newark, NY - July 21, 2003 - IEC Electronics Corp. (IECE.OB) announced today results for the third quarter and first nine months of fiscal 2003, ended June 27, 2003.

     IEC reported net income of $853,000 or $0.10 per share on revenue of $14.0 million for the third quarter. This compares to a net loss of ($6.9) million or ($0.89) per share on revenue of $6.0 million for the same quarter a year ago.

     Income from continuing operations was $853,000 or $0.10 per share for the third quarter. Income from continuing operations was ($1.7) million or ($0.22) per share for the same quarter a year ago.

     IEC's net income for the first nine months of fiscal 2003 was $2.0 million or $0.25 per share on revenue of $39.1 million. This compares to a net loss of ($12.9) million for the first nine months of fiscal 2002, or ($1.67) per share, on revenue of $30.7 million. Income from continuing operations was $1.8 million or $0.23 per share. This compares to a net loss from continuing operations of ($5.2) million or ($0.67) per share for the same period a year ago.

     Chairman and Acting CEO W. Barry Gilbert stated, "We continue to make progress. This was the fourth quarter of improved operational execution. We continue to aggressively reduce our debt related to our current revolver, term loans, and notes payable. Last quarter I stated 'we are expecting by the end of the third quarter to have cash in the bank, to have stopped borrowing from the revolver line of credit...'I am pleased to report that we have met that goal, and it is our expectation that we will be in the same position at the end of the fourth quarter."

     Gilbert added, "Last quarter we reported that Motorola was in the process of closing its Tewksbury, Massachusetts, factory and moving those operations to Nogales, Mexico. The transition is continuing and we are currently shipping product to the Nogales facility. As mentioned, Motorola intends to begin manufacturing most of the products it purchases from IEC in Nogales. Our relationship with Motorola is excellent and we expect to continue to provide some contract-manufacturing services to Motorola. However, the amount of product is not known by either company at this time. We have continued to replace this work. Last quarter we gained two new customers and we added a third this quarter. The new customer is involved in wireless communication. Although the three new customers are smaller than Motorola, each is important to IEC and has strong prospects.

     "This quarter, we strengthened our sales activities with the addition of a new Director of Business Development, and two more manufacturers' representative organizations. Our sales network has increased to include four rep firms and we expect to have three additional firms by the end of September. These are important milestones for the company. The loss of Motorola will impact our fourth quarter and probably our first quarter of 2004. However, we are working our way through the issue, and reasonably expect to replace all the revenue associated with Motorola in the foreseeable future. Our primary goals are to continue securing new customers, improve our balance sheet, remain profitable and remain cash flow positive. We are pleased to have added accounts and strengthened our financial structure during a most difficult global economy. Our financial results continue to compare favorably to many in the industry. We continue to be well positioned for growth in the sophisticated high-mix, low to mid volume printed circuit board assembly and systems integration arena."

     IEC is a full service, ISO-9001: 2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's third quarter 2003 results can be found on its web site at www.iec-electronics.com/3rdquarter2003pr.htm.

     The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2002 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan
Marketing Communications Specialist
 (315) 332-4262
hkeenan@iec-electronics.com

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